CONTACT: Bruce Zurlnick                     Leigh Parrish/Melissa Myron
         Senior Vice President and          Media Contact:  Melissa Merrill
         Chief Financial Officer            Financial Dynamics
         Finlay Enterprises, Inc.           (212) 850-5600
         (212) 808-2800

FOR IMMEDIATE RELEASE
---------------------

        FINLAY ENTERPRISES REPORTS SALES FOR THE NOVEMBER/DECEMBER PERIOD

NEW YORK, NY, JANUARY 6, 2005 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY)
announced today that comparable department sales (departments open for the same months during the comparable period) for the two-month period including November and December increased 0.6%. Total sales for the two-month period were $350.6 million compared to $350.3 million in the comparable period of 2003.

Comparable department sales for the 11-month period ended January 1, 2005 increased 2.4%. Total sales for the 11 months increased 2.3% to $893.7 million compared to $873.8 million in the first 11 months of 2003.

As a result of lower sales than previously projected for the November/December period, the Company now estimates full year diluted earnings per share, excluding charges associated with the refinancing of the Company's long term debt, of $2.25 to $2.35 compared to diluted earnings per share from continuing operations of $2.15 in fiscal 2003. The Company's previous earnings estimate was
$2.40 to $2.50 for fiscal 2004, which was based on comparable store sales in the range of 2.0%-3.0% for the November/December period.

Including the refinancing charges, which had a $0.60 per share impact on earnings, the Company projects fiscal 2004 diluted earnings per share will be in the range of $1.65 to $1.75.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises,
Inc., commented, "Although our sales results during the holiday season were lower than originally anticipated, we achieved our gross margin plan, maintained a tight focus on operating expenses and effectively managed our inventory levels and capital spending to maximize cash flow. As we conclude fiscal year 2004, a year in which we refinanced our debt structure on more favorable terms and extended maturities, we are well positioned to fully capitalize on opportunities that develop in the new year."

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine
Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States. The number of locations at the end of December
2004 totaled 975.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the
Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by
Finlay or any other person that the events or circumstances described in such statement are material.

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